PROMISSORY NOTE

$4,000	July 6th 2016

FOR VALUE RECEIVED, the undersigned, Chad Tendrich (the “Maker”), promises to pay to the order of Cyclone Power Technologies, Inc. (the “Holder”), in the manner hereinafter specified in this Note, the principal sum of four thousand and 00/100 Dollars ($4,000) (the “Principal Amount”).

The Principal amount remaining outstanding under this Note, plus all accrued but unpaid interest shall be due and payable on September 6, 2016 (the “Maturity Date”). Interest shall be at the rate of 4% annually.

THIS NOTE IS PAYABLE IN FULL ON THE MATURITY DATE. AT MATURITY, THE MAKER MUST REPAY THE ENTIRE UNPAID PRINCIPAL AMOUNT OF THIS NOTE AND UNPAID INTEREST THEN DUE.

This Note shall be repaid in lawful money of the United States of America at such place as may be designated by the Holder.

This Note may be prepaid without penalty at any time. This Note shall be construed and enforced according to the laws of the State of Florida.

If default be made in the payment of any sums mentioned in this Note, and shall continue for a period of ten (10) days after receipt by the Maker of written notice of such default, the entire unpaid Principal Amount shall at the option of the Holder of this Note become at once due and collectible without notice. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Each person liable on this Note whether Maker or endorser, hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney’s fee, whether suit be brought or not, if, after maturity of this Note or default hereunder, counsel shall be employed to collect this Note.

Maker:

By:
Name:	Chad Tendrich

Acknowledged by Holder:

Cyclone Power Technologies, Inc.